                               PLAN AND AGREEMENT
                                  OF MERGER OF
                          STARPLAN TECHNOLOGIES, LTD.
                          WITH AND INTO TOUCH-IT, INC.
                        UNDER THE NAME OF TOUCH-IT, INC.

     This is a Plan and Agreement of Merger (Agreement) between STARPLAN TECHNOLOGIES, LTD., a foreign corporation (the "Merging Corporation"), and TOUCH-IT, INC., a Utah corporation (the "Surviving Corporation").

                           ARTICLE 1. PLAN OF MERGER

                                  PLAN ADOPTED

     1.01. A plan of merger of STARPLAN TECHNOLOGIES, LTD. and TOUCH-IT, INC., pursuant to the Utah Statutes, is adopted as follows:

     (a) STARPLAN TECHNOLOGIES, LTD. shall be merged with and into TOUCH-IT, INC., to exist and be governed by the laws of the State of Utah.

     (b) The name of the Surviving Corporation shall be TOUCH-IT, INC. which shall then be changed to GLOBAL CYBER SPORTS.COM, INC. with a subsidiary company formed named TOUCH-IT, INC.

     (c) When this agreement shall become effective, the separate corporate existence of STARPLAN TECHNOLOGIES, LTD.. shall cease, and the Surviving Corporation shall succeed, without other transfer, to all the rights and property of STARPLAN TECHNOLOGIES, LTD.. and shall be subject to all the debts and liabilities of the Merging Corporation in the same manner as if the Surviving Corporation had itself incurred them. All rights of creditors and all liens on the property of each constituent corporation shall be preserved unimpaired, limited in lien to the property affected by the liens immediately prior to the merger.

     (d) The Surviving Corporation will carry on business with the assets of STARPLAN TECHNOLOGIES, LTD., as well as with the assets of TOUCH-IT, INC.

     (e) The shareholders of STARPLAN TECHNOLOGIES, LTD.. will surrender all of their shares in the manner hereinafter set forth.

     (f) STARPLAN TECHNOLOGIES, LTD.. shall pay to TOUCH-IT, INC. $1,000.

     (g) In exchange for the shares of STARPLAN TECHNOLOGIES, LTD.. surrendered by its shareholders, and $1,000 the Surviving Corporation will issue and transfer to these shareholders, on the basis set forth in Article 4 below, shares of its common stock.

     (h) The shareholders of TOUCH-IT, INC. will retain their shares as shares of the Surviving Corporation, all existing lock up agreements shall remain in full force and effect.

     (i) The Articles of Incorporation of TOUCH-IT, INC., as existing on the effective date of the merger, shall continue in full force as the Articles of Incorporation of the Surviving Corporation until altered, amended, or repealed as provided in the Articles or as provided by law.


                                 EFFECTIVE DATE

     1.02. The effective date of the merger ("Effective Date") shall be February 26, 1999.

                                   ARTICLE 2.
           REPRESENTATIONS AND WARRANTIES OF CONSTITUENT CORPORATIONS

                                  NONSURVIVOR

     2.01. As a material inducement to the Surviving Corporation to execute this Agreement and perform its obligations under this Agreement, STARPLAN TECHNOLOGIES, LTD.. represents and warrants to the Surviving Corporation as follows:

     (a) STARPLAN TECHNOLOGIES, LTD.. is a corporation duly organized, validly existing, and in good standing under the laws of the Country of Ireland, with corporate power and authority to own property and carry on its business as it is now being conducted. STARPLAN TECHNOLOGIES, LTD. is not required to be qualified as a foreign corporation to transact business in any other jurisdiction].

     (b) STARPLAN TECHNOLOGIES, LTD.. has an authorized capitalization of pound sterling 100 consisting of one hundred shares of common stock, each of no par value, of which ONE HUNDRED (100) shares are validly issued and outstanding, fully paid, and nonassessable on the date of this Agreement.

     (c) STARPLAN TECHNOLOGIES, LTD.. has furnished the Surviving Corporation with an interim unaudited balance sheet (the Balance Sheet) as of December 31, 1998 (the Balance Sheet Date) and the related statement of income for the twelve-month period then ended. These financial statements (i) are in accordance with the books and records of STARPLAN TECHNOLOGIES, LTD.; (ii) fairly present the financial condition of STARPLAN TECHNOLOGIES, LTD. as of those dates and the results of its operations as of and for the periods specified, all prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods; and (iii) contain and reflect, in accordance with generally accepted accounting principles consistently applied, reserves for all liabilities, losses, and costs in excess of expected receipts and all discounts and refunds for services and products already rendered or sold that are reasonably anticipated and based on events or circumstances in existence or likely to occur in the future with respect to any of the contracts or commitments of STARPLAN TECHNOLOGIES, LTD. Specifically, but not by way of limitation, the Balance Sheet discloses, in accordance with generally accepted accounting principles, all of the debts, liabilities, and obligations of any nature (whether absolute, accrued, contingent, or otherwise, and whether due or to become due) of STARPLAN TECHNOLOGIES, LTD. at the Balance Sheet Date, and includes appropriate reserves for all taxes and other liabilities accrued or due at that date but not yet payable.

     (d) All required foreign, federal, state, and local tax returns, if applicable, of STARPLAN TECHNOLOGIES, LTD. have been accurately prepared and duly and timely filed, and all federal, state, and local taxes required to be paid with respect to the periods covered by the returns have been paid. STARPLAN TECHNOLOGIES, LTD. has not been delinquent in the payment of any tax or assessment.


                                    SURVIVOR

     2.02. As a material inducement to STARPLAN TECHNOLOGIES, LTD.. to execute this Agreement and perform its obligations under this Agreement, TOUCH-IT, INC.. represents and warrants to STARPLAN TECHNOLOGIES, LTD.. as follows:

     (a) TOUCH-IT, INC. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Utah, with corporate power and authority to own property and carry on its business as it is now being conducted. TOUCH-IT, INC. is not required to be qualified as a foreign corporation to transact business in any other jurisdiction. A copy of the Articles of Incorporation and Bylaws of TOUCH-IT, INC. are attached hereto as Exhibit "A".

     (b) TOUCH-IT, INC. has an authorized capitalization of 15,000,000 consisting of FIFTEEN MILLION (15,000,000) shares of common stock, each of no par value, of which ONE MILLION SIX HUNDRED AND EIGHTY SEVEN THOUSAND THREE HUNDRED AND THIRTY TWO (1,687,332) shares are validly issued and outstanding, fully paid, and nonassessable on the date of this Agreement. TOUCH-IT, INC. shall increase it's authorized shares of stock to ONE HUNDRED MILLION (100,000,000) shares of common stock, each of no par value.

                                 SECURITIES LAW

     2.03. The parties will mutually arrange for and manage all necessary procedures under the requirements of both applicable federal and State securities laws and the related supervisory commissions to the end that this plan is properly processed to comply with registration formalities.

                                   ARTICLE 3.
                      COVENANTS, ACTIONS, AND OBLIGATIONS
                          PRIOR TO THE EFFECTIVE DATE

                    INTERIM CONDUCT OF BUSINESS; LIMITATIONS

     3.01. Except as limited by this Paragraph 3.01, pending consummation of the merger, each of the constituent corporations will carry on its business in substantially the same manner as before and will use its best efforts to maintain its business organization intact, to retain its present employees, and to maintain its relationships with suppliers and other business contacts.

          A. Except with the prior consent in writing of TOUCH-IT, INC., pending consummation of the merger, STARPLAN TECHNOLOGIES, LTD.. shall not:

     (a) Declare or pay any dividend or make any other distribution on its shares.

     (b) Create or issue any indebtedness for borrowed money.

     (c) Enter into any transaction other than those involved in carrying on its ordinary course of business.

          B. Except with the prior consent in writing of STARPLAN TECHNOLOGIES, LTD. pending consummation of the merger, TOUCH-IT, INC., shall not:

     (a) Declare or pay any dividend or make any other distribution on its shares.

     (b) Create or issue any indebtedness for borrowed money.

     (c) Enter into any transaction other than those involved in carrying on its ordinary course of business.


                           SUBMISSION TO SHAREHOLDERS

     3.02. This Agreement shall be submitted separately to the shareholders of the constituent corporations in the manner provided by the laws of their respective jurisdictions for approval.

                       CONDITIONS PRECEDENT TO OBLIGATIONS
                         OF STARPLAN TECHNOLOGIES, LTD..

     3.03. Except as may be expressly waived in writing by STARPLAN TECHNOLOGIES, LTD., all of the obligations of STARPLAN TECHNOLOGIES, LTD. under this Agreement are subject to the satisfaction, prior to or on the Effective Date, of each of the following conditions by TOUCH-IT, INC.:

     (a) The representations and warranties made by TOUCH-IT, INC. to STARPLAN TECHNOLOGIES, LTD. in Article 2 of this Agreement and in any document delivered pursuant to this Agreement shall be deemed to have been made again on the Effective Date and shall then be true and correct in all material respects. If TOUCH-IT, INC. shall have discovered any material error, misstatement, or omission in those representations and warranties on or before the Effective Date, it shall report that discovery immediately to STARPLAN TECHNOLOGIES, LTD. and shall either correct the error, misstatement, or omission or obtain a written waiver from STARPLAN TECHNOLOGIES, LTD.

     (b) TOUCH-IT, INC. shall have performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by it prior to or on the Effective Date.

     (c) No action or proceeding by any governmental body or agency shall have been threatened, asserted, or instituted to restrain or prohibit the carrying out of the transactions contemplated by this Agreement.

     (d) All corporate and other proceedings and action taken in connection with the transactions contemplated by this Agreement and all certificates, opinions, agreements, instruments, and documents shall be satisfactory in form and substance to counsel for STARPLAN TECHNOLOGIES, LTD.

                     CONDITIONS PRECEDENT TO OBLIGATIONS OF
                                 TOUCH-IT, INC.

     3.04. Except as may be expressly waived in writing by TOUCH-IT, INC., all of the obligations of TOUCH-IT, INC. under this Agreement are subject to the satisfaction, prior to or on the Effective Date, of each of the following conditions by STARPLAN TECHNOLOGIES, LTD.:

     (a) The representations and warranties made by STARPLAN TECHNOLOGIES, LTD. to TOUCH-IT, INC. in Article 2 of this Agreement and in any document delivered pursuant to this Agreement shall be deemed to have been made again on the Effective Date and shall then be true and correct. If STARPLAN TECHNOLOGIES, LTD. shall have discovered any material error, misstatement, or omission in those representations and warranties on or before the Effective Date, it shall report that discovery immediately to TOUCH-IT, INC. and shall either correct the error, misstatement, or omission or obtain a written waiver from TOUCH-IT, INC..

     (b) STARPLAN TECHNOLOGIES, LTD. shall have performed and complied with all agreements or conditions required by this Agreement to be performed and complied with by it prior to or on the Effective Date.

     (c) No action or proceeding by any governmental body or agency shall have been threatened, asserted, or instituted to restrain or prohibit the carrying out of the transactions contemplated by this Agreement.

                                   ARTICLE 4.
                           MANNER OF CONVERTING SHARES

                                     MANNER

     4.01. The holders of shares of STARPLAN TECHNOLOGIES, LTD. shall surrender their shares to Deborah K. Hausman, the Secretary of the Surviving Corporation promptly after the Effective Date, in exchange for shares of the Surviving Corporation to which they are entitled under this Article 4.

                                      BASIS

     4.02. (a) The shareholders of STARPLAN TECHNOLOGIES, LTD. shall be entitled to receive twenty-six million three hundred and twenty thousand (26,320,000) shares of common stock of the Surviving Corporation, each of no par value, being ninety four (94%) percent of the total outstanding common stock of the surviving corporation, to be distributed on the basis of one share for each share of common stock of STARPLAN TECHNOLOGIES, LTD. It is agreed and understood that approximately fifty (50%) percent of the common stock received by STARPLAN TECHNOLOGIES, LTD. shall be used in the 504D offering to raise operating funds.

     (b) No fractional shares of common stock of STARPLAN TECHNOLOGIES, LTD. shall be issued, but each shareholder entitled to a fractional share shall receive a scrip certificate, expiring as of June 30, 1999, in a form prescribed by the Directors of TOUCH-IT, INC., evidencing the right to a fractional share, and full shares shall be issued in exchange for the surrender of scrip certificates aggregating a full share or shares. The Surviving Corporation shall enter into an agreement with a named trustee and will issue to the trustee a stock certificate covering the aggregate of the fractional shares represented by the transferable scrip certificates issued and outstanding. The agreement shall provide that:

     (1) During the life of the scrip certificates any individual acquiring a sufficient amount of fractions to equal one or more whole shares may exchange them through the trustee for stock certificates representing whole shares.

     (2) After the expiration date of the scrip certificates, that portion of stock remaining in the hands of the trustee will be disposed of under sealed bids, following appropriate public notice or at a public auction, to the highest bidder or in any manner prescribed by the Board of Directors of the Surviving Corporation, but at not less than the market value on the date of sale, and the proceeds of sale shall then be distributed pro rata to the holders of outstanding scrip certificates.

                               SHARES OF SURVIVOR

     4.03. The currently outstanding ONE MILLION SIX HUNDRED AND EIGHTY SEVEN THOUSAND THREE HUNDRED AND THIRTY TWO (1,687,332) shares of common stock of TOUCH-IT, INC., each of no par value, shall remain outstanding as common stock, each of no par value, of the Surviving Corporation.

                                   ARTICLE 5.
                             DIRECTORS AND OFFICERS
                       DIRECTORS AND OFFICERS OF SURVIVOR

     5.01. (a) The present Board of Directors of TOUCH-IT, INC. shall continue to serve as the Board of Directors of the Surviving Corporation until the next annual meeting or until their successors have been elected and qualified.

     (b) If a vacancy shall exist on the Board of Directors of the Surviving Corporation on the Effective Date of the merger, the vacancy may be filled by the shareholders as provided in the bylaws of the Surviving Corporation.

     (c) All persons who as of the Effective Date of the merger shall be executive or administrative officers of TOUCH-IT, INC. shall remain as officers of the Surviving Corporation until the Board of Directors of the Surviving Corporation shall determine otherwise. The Board of Directors of the Surviving Corporation may elect or appoint additional officers as it deems necessary.

     (d) TOUCH-IT, INC. and STARPLAN TECHNOLOGIES, LTD. hereby agree that they shall elect a new Board of Directors prior to the effective date of the merger which will take effect as of the merger and will set forth long term plans regarding the management and business plan of Touch-It, Inc. a subsidiary of GLOBAL CYBER SPORTS.COM, INC.

     (e) TOUCH-IT, INC. shall have a Special Meeting of the Board of Directors on the effective date of the merger at which meeting a new Board of Directors shall be elected and take office.

                                ARTICLE 6. BYLAWS

                               BYLAWS OF SURVIVOR

     6.01. The bylaws of TOUCH-IT, INC., as existing on the Effective Date of the merger, shall continue in full force as the bylaws of the Surviving Corporation until altered, amended, or repealed as provided in the bylaws or as provided by law.

                                   ARTICLE 7.
                             NATURE AND SURVIVAL OF
                  WARRANTIES, INDEMNIFICATION, AND EXPENSES OF
                           STARPLAN TECHNOLOGIES, LTD.

              NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     7.01. All statements contained in any memorandum, certificate, letter, document, or other instrument delivered by or on behalf of STARPLAN TECHNOLOGIES, LTD., TOUCH-IT, INC., or the stockholders pursuant to this Agreement shall be deemed representations and warranties made by the respective parties to each other under this Agreement. The covenants, representations, and warranties of the parties and the stockholders shall survive for a period of three years after the Effective Date. No inspection, examination, or audit made on behalf of the parties or the stockholders shall act as a waiver of any representation or warranty made under this Agreement.

                             MUTUAL INDEMNIFICATION

     7.02. STARPLAN TECHNOLOGIES, LTD. and TOUCH-IT, INC. agrees:

     (a) to defend, indemnify and hold harmless the other party (including its parent, subsidiaries, officers, directors, employees and agents) against and from any and all claims, demands, suits, penalties, fines, judgments, costs and expenses including reasonable attorney's fees, directly or indirectly incurred by the other party as the result of any claims by third parties arising out of or in connection with the breach of its obligations hereunder and for any misrepresentation or breach of any warranty made hereunder. The indemnified party agrees to notify the indemnifying party in writing as soon as practical of any circumstance, accident, claim or occurrence covered by the foregoing indemnity of which the indemnified party may have knowledge and to cooperate with the indemnifying party in the investigation and defense. The indemnification obligations of both parties shall survive the termination of this Agreement.

     (b) Agree that the representations and warranties made by him or her shall survive for a period of three years after the Effective Date;

                                    EXPENSES

    7.03. STARPLAN TECHNOLOGIES, LTD. will pay all expenses incurred by STARPLAN TECHNOLOGIES, LTD. and/or TOUCH-IT, INC. in connection with and arising out of this Agreement and the transactions contemplated by this Agreement, including without limitation all fees and expenses of STARPLAN TECHNOLOGIES, LTD.'s and/or TOUCH-IT, INC.'s counsel and accountants. If the transactions contemplated by this Agreement are not consummated, due to the fault of TOUCH-IT, INC. than TOUCH-IT, INC. shall be responsible for the attorney's fees incurred in connection with the transaction. If the transactions contemplated by this Agreement are not consummated, due to the fault of STARPLAN TECHNOLOGIES, LTD. than STARPLAN TECHNOLOGIES, LTD. shall be responsible for the attorney's fees incurred in connection with the transaction. TOUCH-IT, INC. shall bear none of the expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement except as set forth in this paragraph.

                             ARTICLE 8. TERMINATION

                                 CIRCUMSTANCES

    8.01. This Agreement may be terminated and the merger may be abandoned at any time prior to the filing of the Articles of Merger with the Secretary of State, notwithstanding the approval of the shareholders of either of the constituent corporations:

    (a) By mutual consent of the Board of Directors of the constituent corporations.

    (b) At the election of the Board of Directors of either constituent corporation if:

        (1) The number of shareholders of either constituent corporation, or of both, dissenting from the merger shall be so large as to make the merger, in the opinion of either Board of Directors, inadvisable or undesirable.

        (2) Any material litigation or proceeding shall be instituted or threatened against either constituent corporation, or any of its assets, that, in the opinion of either Board of Directors, renders the merger inadvisable or undesirable.

        (3) Any legislation shall be enacted that, in the opinion of either Board of Directors, renders the merger inadvisable or undesirable.

        (4) Between the date of this Agreement and the Effective Date, there shall have been, in the opinion of either Board of Directors, any materially adverse change in the business or condition, financial or otherwise, of either constituent corporation.

    (c) At the election of the Board of Directors of TOUCH-IT, INC. if without the prior consent in writing of TOUCH-IT, INC., STARPLAN TECHNOLOGIES, LTD. shall have:

       (1) Declared or paid a cash dividend on its common stock or made any other distribution on its shares.

       (2) Created or issued any indebtedness for borrowed money.

       (3) Entered into any transaction other than those involved in carrying on its business in the usual manner.

                     NOTICE OF AND LIABILITY ON TERMINATION

    8.02. If an election is made to terminate this Agreement and abandon the merger:

    (a) The President or any Vice President of the constituent corporation whose Board of Directors has made the election shall give immediate written notice of the election to the other constituent corporation.

    (b) On the giving of notice as provided in Subparagraph (a), this Agreement shall terminate and the proposed merger shall be abandoned, and except for payment of its own costs and expenses incident to this Agreement, there shall be no liability on the part of either constituent corporation as a result of the termination and abandonment.

                                   ARTICLE 9.
                         INTERPRETATION AND ENFORCEMENT

                               FURTHER ASSURANCES

    9.01. STARPLAN TECHNOLOGIES, LTD. agrees that from time to time, as and when requested by the Surviving Corporation or by its successors or assigns, it will execute and deliver or cause to be executed and delivered all deeds and other instruments. STARPLAN TECHNOLOGIES, LTD. further agrees to take or cause to be taken any further or other actions as the Surviving Corporation may deem necessary or desirable to vest in, to perfect in, or to conform of record or otherwise to the Surviving Corporation title to and possession of all the property, rights, privileges, powers, and franchises referred to in Article 1 of this Agreement, and otherwise to carry out the intent and purposes of this Agreement.


                                    NOTICES

    9.02. Any notice or other communication required or permitted under this Agreement shall be properly given when deposited with the United States Postal Service for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal, charges prepaid, addressed as follows:

    (a) In the case of STARPLAN TECHNOLOGIES, LTD., to:

                          STARPLAN TECHNOLOGIES, LTD.
                                 57 DAME STREET
                                    DUBLIN 2
                              REPUBLIC OF IRELAND

or to such other person or address as STARPLAN TECHNOLOGIES, LTD.
may from time to time request in writing.

    (b) In the case of TOUCH-IT, INC., to:

                                 TOUCH-IT, INC.
                          PAUL C. WAKEFIELD, PRESIDENT
                               316 WALNUT STREET
                          LAWRENCEBURG, INDIANA 47025

or to such other person or address as TOUCH-IT, INC. may from time to time request in writing.

                         ENTIRE AGREEMENT; COUNTERPARTS

    9.03. This Agreement and the exhibits to this Agreement contain the entire agreement between the parties with respect to the contemplated transaction. This Agreement may be executed in any number of counterparts, all of which taken together shall be deemed one original.


                                CONTROLLING LAW

    9.04. The validity, interpretation, and performance of this Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Florida.


    IN WITNESS WHEREOF, this Agreement was executed as of February 15th, 1999.


TOUCH-IT, INC.                            STARPLAN TECHNOLOGIES, LTD.


By:  /s/ PAUL C. WAKEFIELD                By: /s/ JOHN BLOOM
   --------------------------                ----------------------------
Paul C. Wakefield, President                 John Bloom, President

Attest:                                    Attest:

/s/ DEBORAH K. HAUSMAN                          /s/ THOMAS ORONTI
------------------------------                  ----------------------------
Deborah K. Hausman, Secretary                   THOMAS ORONTI, Secretary
                                                ------------------

STATE OF FLORIDA
COUNTY OF BROWARD

    BEFORE ME, the undersigned authority, this 26th day of February, 1999, personally appeared Paul C. Wakefield and Deborah K. Hausman, who are respectively, the President and the Secretary of TOUCH-IT, INC., a Utah corporation, each of whom is known to be the person who executed the foregoing Articles of Merger and each acknowledged to and before me that they executed such instrument in their respective capacity on behalf of said corporation and did not take an oath.


My Commission Expires:
  [SEAL]
 ---------------------------------------------  [SIG]
              CREEDENCE GONZALEZ                -------------------------------
          MY COMMISSION # CC 654507             Notary Public, State of Florida
            EXPIRES: June 10, 2001
   Bonded Thru Notary Public Underwriters
 ---------------------------------------------

STATE OF FLORIDA
COUNTY OF BROWARD

    BEFORE ME, the undersigned authority, this 26th day of February, 1999, personally appeared John Bloom and Thomas Oronti, who are respectively, the President and the Secretary of STARPLAN TECHNOLOGIES, LTD., an Ireland corporation, each of whom is and known to be the person who executed the foregoing Articles of Merger and each acknowledged to and before me that they executed such instrument in their respective capacity on behalf of said corporation and did not take an oath.


My Commission Expires:

                                               [SIG]
                                               -------------------------------
                                               Notary Public, State of Florida

    This instrument was prepared by Deborah K. Hausman, Esq., whose address is Hausman & Belkin, P.A. 1489 W. Palmetto Park Road, Suite 497,Boca Raton, FL 33486.

  [SEAL]
 ---------------------------------------------
              CREEDENCE GONZALEZ
          MY COMMISSION # CC 654507
            EXPIRES: June 10, 2001
   Bonded Thru Notary Public Underwriters
 ---------------------------------------------